EXHIBIT 10.2

March 14, 2012
Ivanhoe Capital Finance Ltd.
8th Floor, Gloucester Road Tower
The Landmark, 15 Queen's Road Central
Hong Kong

Re:           Loan Agreement

We refer to the loan agreement (as amended or restated from time to time, the “Loan Agreement”) dated as of December 30, 2011 between Ivanhoe Capital Finance Ltd. (“ICFL”) and Ivanhoe Energy Inc. (the “Borrower”).  We also refer to the credit and guaranty agreement (as amended or restated from time to time, the “Credit Agreement”) dated on or about March        , 2012 among, inter alia, the Borrower, the various lenders party thereto (the “Lenders”) from time to time (as defined in the Credit Agreement), and UBS AG, Stamford Branch, as Administrative Agent (the “Agent”).  Capitalized terms used in this letter agreement (this “Agreement”) but not defined herein have the meanings given to them in the Loan Agreement.

The Borrower and ICFL agree as follows:

1.
Notwithstanding any provision of the Loan Agreement (including without limitation Section 6.1 thereof) or any other agreement of the parties thereto to the contrary, until all amounts owing to the Agent and the Lenders pursuant to the Credit Agreement have been repaid in full:

a.
none of the Indebtedness will be due, payable or repayable by the Borrower to ICFL under the Loan Agreement and ICFL shall take no steps to enforce any of its rights under the Loan Agreement; provided that: (i) the foregoing provisions of this Paragraph 1(a) shall not apply if any of the circumstances set out in subclause (c) of the definition of "Event of Default" in the Loan Agreement have occurred; and (ii) such Indebtedness shall at all times continue to accrue in accordance with the Loan Agreement (as amended by this Agreement); and

b.	the Maturity Date shall be deemed to not have occurred.
2.
For the purposes of subclause (i) of the definition of "Maturity Date" in the Loan Agreement, the reference therein to “the date that is one hundred and eighty (180) days following the Advance Date” is hereby amended by deleting same in its entirety and replacing such subclause with “March 31, 2013”;

3.
For the purposes of subclause (iii) of the definition of "Maturity Date" in the Loan Agreement, all amounts advanced to the Borrower from time to time under the Credit Agreement shall be deemed not to be third party loans.

4.
For the purposes of the definition of "Sunwing Asset Sale" in the Loan Agreement, in determining whether cash consideration from any disposition by the Borrower of any Sunwing Assets in an amount at least equal to the Indebtedness has been obtained, the proceeds of any disposition by the Borrower of any Sunwing Assets which are used or designated by the Borrower for repayment of amounts owing by the Borrower under the Credit Agreement shall be excluded.

5.
At any time on or before the Maturity Date, ICFL shall have the right to elect to convert the then outstanding principal amount of the Loan (the “Principal Amount”) into common shares in the capital of the Borrower (the “Common Shares”), at a conversion rate of one whole Common Share for each CAD$0.96 of Principal Amount then outstanding (the “Conversion Price”), by delivering written notice to the Borrower of such election in accordance with Section 8.1 of the Loan Agreement, subject to the following:

a.
such right of conversion shall extend only to the maximum number of whole Common Shares into which the outstanding Principal Amount may be converted.  If any fractional interest in a Common Share would, except for the provisions of this Paragraph 5(a), be deliverable upon the conversion of the Principal Amount, in whole of in part, the Borrower shall, in lieu of delivering any certificate representing such fractional interest, make a cash payment to ICFL of an amount equal to the fractional interest which would have been issuable, multiplied by the Conversion Price; and

b.	the number of Common Shares issuable to the Lender upon any conversion of the outstanding Principal Amount will be subject to adjustment as follows:
i.
if the Common Shares are subdivided, consolidated or changed, the outstanding Principal Amount, will be convertible at the Conversion Price into that number of Common Shares or other class or kind of securities of the Borrower as would have been held by the Lender following such subdivision, consolidation or change had the Lender effected such conversion immediately prior to the subdivision, consolidation or change; or

ii.
in the event of any capital reorganization of the Borrower or reclassification or reclassifications of the Common Shares or in the event of any merger or amalgamation of the Borrower with or into any other corporation resulting in a reclassification of the Common Shares or a change of the Common Shares into other shares or securities or in the event of a transaction whereby all or substantially all of the Borrower’s undertakings and assets become the property of another corporation, the Lender will thereafter acquire and accept, in lieu of the Common Shares immediately theretofore receivable upon the conversion of the outstanding Principal Amount, the kind, class, series and amount of shares or other securities or property that the Lender would have been entitled to receive upon such capital reorganization, reclassification, merger, amalgamation or transaction if, on the effective date thereof, the Lender had been the holder of the number of Common Shares that the Lender would have acquired by the conversion of the outstanding Principal Amount immediately before the effective date thereof.  The subdivision or consolidation of Common Shares at any time outstanding into a greater or lesser number of Common Shares (whether with or without par value) will not be deemed to be a capital reorganization or a reclassification of the capital of the Borrower for the purposes of this Paragraph 5(b)(ii).

6.
This Agreement constitutes the entire agreement and understanding of the Borrower and ICFL with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect hereto.  Except for any amendment to the Loan Agreement made pursuant to this Agreement, all terms and conditions of the Loan Agreement will continue in full force and effect in accordance with its provisions on the date of this Agreement.  References to the Loan Agreement will be to the Loan Agreement, as amended by this Agreement.  This Agreement is solely for the benefit of the Borrower and ICFL, and no other person shall acquire or have any rights under or by virtue of this Agreement.  This Agreement may be executed and delivered in counterparts (including by facsimile or e-mail transmission, or otherwise in writing), each such counterpart shall be deemed an original, and all such counterparts, together, shall constitute a single agreement.  This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

Please confirm your agreement to the foregoing by having one copy of this letter duly executed and returned to Borrower in accordance with Section 8.1 of the Loan Agreement.

Yours Sincerely,

ACKNOWLEDGED AND AGREED this 14th day of March, 2012.

IVANHOE ENERGY INC.			IVANHOE CAPITAL FINANCE LTD.

Per:	/s/ Greg G. Phaneuf		Per:	/s/ C. Phillip Evans
	Name:	Greg G. Phaneuf		Name:	C. Phillip Evans
	Title:	Executive Vice President, Corporate Development		Title:	Director